EXHIBIT 10.109

               DEVELOPMENT SERVICES AGREEMENT

          This DEVELOPMENT SERVICES AGREEMENT (this
"Agreement"), dated as of April 22, 1997, is by and between PANDA ENERGY INTERNATIONAL, INC., a Texas corporation
("Panda International"), and PANDA GLOBAL HOLDINGS, INC., a
Delaware corporation ("Panda Global").

                    W I T N E S S E T H :

          WHEREAS, Panda Global is engaged, directly or through direct and indirect subsidiaries, in (a) the development, equipping, financing, construction, ownership, operation, maintenance and management of certain electric power generation facilities, sources of fuel, pipeline and other infrastructure projects ("Projects"); (b) the marketing of electric power, thermal energy and fuel;
(c) the borrowing and lending of funds in connection with the financing of any of the foregoing; and (d) any other activities related or incidental thereto (collectively the "Activities"); and

          WHEREAS, Panda Global desires that Panda
International provide certain services required by Panda
Global for or in support of such Activities; and

          WHEREAS, Panda International is willing to provide such services;

          NOW, THEREFORE, in consideration of the agreements and covenants hereinafter set forth, and intending to be legally bound hereby, the parties hereto covenant and agree as follows:

                          ARTICLE I

               DEFINITIONS AND INTERPRETATION

          Section 1.1.  Definitions.  As used herein, the
following terms shall have the following meanings:

          "Administrative Services Agreement" means that certain Administrative Services Agreement dated as of even date herewith between Panda International and Panda Global.

          "Applicable Laws" means all laws, statutes, judgments, decrees, injunctions, writs and orders of any court, arbitrator or governmental agency or authority and rules, regulations, orders, interpretations and permits of any governmental body, agency or authority or court or other body having jurisdiction over the Projects or the Activities of either party, the transmission of electricity in the United States or other countries, and the performance of the Activities or the Services or obligations to be performed hereunder, as may be in effect from time to time.

          "Competent Authority" means any court of law, person, body or other authority having jurisdiction over Panda Global, Panda International, any Project or any party under or mentioned in any Project Document.

          "Financial Closing" means, with respect to a Project, (a) the first to occur of the closing of the initial construction or long-term project financing for such Project or (b) in the case of a Project that is acquired after it has been constructed, the closing of the acquisition financing with respect to the Project.

          "Indentures" means, collectively,  the Trust
Indenture dated as of April 22, 1997 by and between Panda Global and Bankers Trust Company, as trustee, as supplemented by the First Supplemental Indenture thereto dated as of the same date, and the Trust Indenture dated as of April 22, 1997 by and between Panda Global Energy Company and Bankers Trust Company, as trustee, as supplemented by the First Supplemental Indenture thereto dated as of the same date.

          "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company, or other business entity.

          "Project Document" means any agreement with respect to any Project, the Services or the Activities.

          "Services" has the meaning set forth in Section
2.1(c) hereof.

          "Subsidiary" means, with respect to any Person,
(i) any corporation, association or other business entity of which at least 50% of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof), (ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof) and
(iii) any Person in which (a) at least a 25% direct or indirect ownership or equivalent interest is held by such Person or by one or more Subsidiaries of such Person (or a combination thereof) and (b) such Person, directly or indirectly, has a controlling influence over the management and policies with respect to the Person, whether through the ownership of voting securities, by contract or otherwise, provided that no other entity has greater control than such Person over the management and policies of the Person.

          Section 1.2.  Interpretation.

               (a)  All terms defined in this Agreement
shall have the defined meanings when used in any notice, certificate or other document made or delivered pursuant hereto.

               (b)  The words "hereof," "herein" and
"hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and article and section references are to this Agreement unless otherwise specified.

                         ARTICLE II

                          SERVICES

          Section 2.1.  Services of Panda International.

               (a)  Panda International shall perform and
provide to Panda Global and its Subsidiaries administrative services in connection with the development of any Projects being developed by Panda Global and its Subsidiaries that have not reached Financial Closing and all Activities related to such Projects, including, without limitation:

            (i) reviewing potential sites and projects;

           (ii) negotiating with governmental agencies and other third parties to arrive at letters of intent and preliminary joint venture and other such agreements or arrangements relating to the Projects or Activities;

          (iii) preparing preliminary feasibility studies and reports;

           (iv) conducting preliminary design and
     engineering studies and reports including, without limitation, conceptualization, analysis and recommendation;

            (v) preparing and monitoring all budgets and estimated costs of development and construction;

           (vi) selecting, contracting for, supervising, managing and coordinating all engineers, architects, lawyers, accountants, financial advisors, investment bankers, agents, consultants, contractors, subcontractors, equipment vendors, fuel suppliers and other vendors and suppliers and also performing services relating to all such functions directly through its own employees or agents;

          (vii) providing design criteria and other information necessary for design, procurement and construction services;

         (viii) assisting architects, engineers,
     contractors, construction firms, subcontractors and vendors on costs, plans and development;

           (ix) providing and maintaining all information and equipment necessary for provision of the Services hereunder;

            (x) consulting and assisting in the arrangement and placement of all insurance coverage relating to the Projects;

           (xi) arranging and negotiating for financing of the Projects;

          (xii) conducting and negotiating contracts and other arrangements pertaining to the Activities, including without limitation contracts for the provision of fuel, equipment, materials, construction services and operation and maintenance services;

         (xiii) providing equipment, files, offices, computers, furnishings, copiers, fax machines, telephones and other audio and visual equipment and devices, training, data processing, and other office supplies and materials;

          (xiv) providing accounting, budgeting,
     engineering, tax, legal, investment consulting, public and industrial relations, human resources management, payroll, wage, health and benefit plans for the benefit of any employees of the parties, insurance consulting, business development, real estate, leasing, purchasing, obtaining permits, approvals or licenses, and other services in connection with the Activities and Services and payroll, wage, health and benefit plans for any employees of Panda Global and any Subsidiary of Panda Global;

           (xv) preparing and maintaining records of accounts and of technical operations of facilities and all reports, statements, data and information that may be required from time to time under Project Documents or by any governmental authority;

          (xvi) opening and maintaining bank accounts and performing cash management functions in connection with the operation of facilities, including the payment of costs, expenses, rentals and taxes incurred in connection with the management of the Projects and other facilities;

         (xvii) preparing all federal, state, provincial, local and foreign tax returns of Panda Global and its Subsidiaries; and

        (xviii) arranging for travel and living arrangements incurred by Panda International employees, agents or other personnel performing any Services hereunder;

          (xix) arranging for the provision of litigation services for Panda Global and its Subsidiaries (whether or not such litigation services are related to a Project or to any other matter);

           (xx) obtaining and maintaining all governmental permits, licenses and approvals required in connection with Projects and the Activities; and

          (xxi) any other services rendered in connection with the Activities to the extent not otherwise specifically described in this Agreement or in the Administrative Services Agreement.

Such services are herein referred to as "Project
Administrative Services."

          (b) Panda International shall perform and provide to Panda Global and its Subsidiaries construction management services in connection with the development of any Projects being developed by Panda Global and its Subsidiaries that have not reached Financial Closing and all Activities related to such Projects, including, without limitation, supervision and management of the design, engineering and construction of facilities for any such Project, and taking all steps as are necessary to assure that such facilities are constructed in accordance with generally accepted engineering practices, generally accepted construction procedures, applicable construction contracts and Applicable Laws and governmental permits, licenses and approvals, on schedule and within budget. Such services are herein referred to as "Construction Management Services." The Project Administrative Services and Construction Management Services are collectively hereinafter referred to as the "Services." The parties hereto intend that the Services to be rendered by Panda International under this Agreement and the Services (as defined therein) to be rendered by Panda International under the Administrative Services Agreement shall encompass the totality of the services to be provided by Panda International to Panda Global and its Subsidiaries in connection with the Activities (as defined herein and in the Administrative Services Agreement).

          (c)  Panda International shall at all times
provide or cause to be provided the Services in accordance with and subject to standards, practices, methods and procedures conforming to Applicable Laws and substantially in accordance with all Project Documents. The Services shall be provided on terms that are no less favorable to Panda Global or its Subsidiaries, as the case may be, than those that could have been obtained in a comparable transaction on an arm's-length basis from a Person that is not an Affiliate of Panda Global or its Subsidiaries, as reasonably determined by Panda International.

          (d) Panda International shall retain sole responsibility for selection, hiring, dismissal, assigning and supervising of all personnel (including the obtaining, maintaining and (where necessary) renewing of work permits and any other necessary permissions, registrations, authorizations, licenses and permits in relation to such personnel) required for the performance of the Services.

          (e) Panda International may replace or remove any personnel involved in the provision of the Services without the approval of Panda Global. The selection of replacement personnel shall be at the sole discretion of Panda
International.

          (f) Panda International may engage such persons, firms or companies (including Subsidiaries and other affiliates of Panda International and their employees and agents) as it deems necessary for the purpose of performing the Services.

          (g) Notwithstanding anything in this Agreement to the contrary, the management and business of Panda Global shall at all times be subject to the overall direction of the Board of Directors of Panda Global.

          Section 2.2. Authority of Panda International. Panda International shall have all such authority to act on behalf of Panda Global and its Subsidiaries as is necessary to provide the Services and to fulfill its other obligations pursuant to this Agreement.

          Section 2.3. Obligations of Panda Global. Panda Global shall do and cause to be done all such acts and things within its power as may be necessary or desirable to enable Panda International promptly and efficiently to provide or cause to be provided the Services and comply with its other obligations hereunder and shall not do or permit anything which may prevent or restrict Panda International from such performance or compliance. Without limiting the generality of the previous sentence, Panda Global shall:

            (i) pay or cause the prompt payment to Panda
     International of all sums due to it under this Agreement; and

           (ii) observe and perform, and cause each of its Subsidiaries to observe and perform, all its obligations under all Project Documents to which it is a party, except to the extent that observance or performance is excused thereunder pursuant to the terms thereof.

          Section 2.4.  Payment for Services.

          (a) Subject to Section 2.4(e), from time to time, during the term of this Agreement, promptly upon receipt of an invoice therefor, Panda Global shall reimburse Panda International for its costs in performing the Services (whenever and howsoever such costs were incurred), including, without limitation, labor costs of Panda International's officers, directors, employees, agents, contractors, consultants or any other person engaged by it, allocable to such Services and overhead costs allocable to such Services and the costs incurred by Panda International and such persons in providing such Services and in engaging other persons, firms or companies (including affiliates of Panda International and their employees and agents) for the purpose of performing such Services. Allocated overhead costs shall be determined in accordance with Panda International's standard method of computing overhead, but in any event shall be allocated on a reasonable basis.
Labor costs shall include, without limitation, salaries, wages, bonuses and expenses incurred in connection with employee health and benefit plans (other than stock option, stock ownership or deferred compensation plans) maintained or adopted by Panda International for the benefit of its employees. With respect to Services provided by a Subsidiary of Panda International or by a third-party provider, Panda International may direct that payment for such Services be made by Panda Global or a Subsidiary of Panda Global directly to such Subsidiary or other third-party provider, and Panda Global or a Subsidiary of Panda Global shall make such payment as so directed.

          (b) In addition to reimbursement for the cost of Services performed following the date of this Agreement, Panda International shall be entitled to be reimbursed for its costs in performing Services prior to the date of this Agreement with respect to Panda Global or any entity that is as of the date hereof (including, without limitation, the Luannan Facility) or hereafter becomes a Subsidiary of Panda Global, including without limitation reimbursement from funds available to Panda Global Energy Company, a Cayman Islands exempted company; provided, however, that the total amount of such reimbursement related to the Luannan Facility between the date of this Agreement and the Luannan Commercial Operation Date may not exceed $7,500,000 and any such reimbursement shall be applied as promptly as reasonably practicable to the payment of costs incurred by Panda International in performing Services for Panda Global or a Subsidiary of Panda Global which are not, and shall not be, the subject of any other claim for reimbursement under this Section 2.4, and provided, further, that any such reimbursement may be effected by paying invoices directly from the Issuer Equity Distribution Fund or the Company Equity Distribution Fund.

          (c) If any payment to Panda International, or to any Subsidiary of Panda International, which becomes due under this Agreement remains unpaid after the date on which funds are available to make such payments under the Indentures, such payment shall accrue interest daily at the rate of 2% per annum above the base rate declared from time to time by Morgan Guaranty Trust Company of New York from the day after the date on which payment was due until the date payment is actually received. The right of either party to receive interest in respect of the late payment of any sum due shall be without prejudice to such other rights which it may have in respect of such late payment.

          (d) Panda Global shall be entitled to conduct an audit and review of all fees, costs and expenses payable hereunder, together with all supporting documentation. Any such audit shall be conducted by a nationally recognized accounting firm acceptable to Panda International. If such audit reveals that Panda Global has paid sums to Panda International to which, in accordance with the provisions of this Agreement, Panda International was not entitled, then Panda International shall forthwith repay such sums to Panda Global together with interest accrued thereon at the rate specified in Section 2.4(c) and shall at the same time pay to Panda Global any reasonable fees, costs and expenses involved in carrying out such audit where the amount of the repayment exceeds by at least $25,000 the amount first paid to Panda International.

          (e) Notwithstanding anything provided elsewhere herein, Panda Global shall be obligated to make payments to Panda International (or as directed by Panda International) under invoices received from Panda International only when funds are available to Panda Global for such payments pursuant to the terms of the Indentures. Panda
International agrees to provide Panda Global with such documentation and certificates as may be requested by Panda
Global in order to comply with the requirements of the Indentures for the release of funds to make payments under this Agreement.

                         ARTICLE III

                    TERM AND TERMINATION

          Section 3.1. Term. The term of this Agreement shall commence as of the date hereof and, unless earlier terminated as provided herein or by mutual written agreement of the parties hereto, shall terminate on March 31, 2007.

          Section 3.2.  Termination.

          (a) This Agreement may be terminated by either party with or without cause, provided that such party has given 120 days' written notice to the other party and the Trustee. Furthermore, this Agreement may be terminated immediately by either party upon the institution of voluntary or involuntary proceedings in bankruptcy, reorganization, dissolution or liquidation of the other party.

                         ARTICLE IV

                          INSURANCE

          Section 4.1. Insurance. During the term of this Agreement, Panda International shall maintain public liability and worker's compensation insurance with insurers of recognized financial responsibility in such amounts and providing such coverages as shall be customary for companies engaged in similar businesses.

                          ARTICLE V

                   LIMITATION OF LIABILITY

          Section 5.1.  Limitation of Liability.  Neither
party shall be liable to the other party for any special or consequential damages arising from or connected with its performance hereunder or any breach of its obligations hereunder.

                         ARTICLE VI

                       INDEMNIFICATION

          Section 6.1.  Indemnification.
          (a) Panda Global shall indemnify, defend and hold Panda International, its directors, officers, employees and agents and its and their successors, assigns and personal representatives (collectively, the "Indemnitees") harmless from and against all damages, losses or expenses, claims or causes of action of every kind or character suffered or paid as a result of any and all claims, demands, suits, penalties, causes of action, proceedings, judgments, administrative and judicial orders and liabilities (including reasonable fees of counsel incurred in any litigation or otherwise) (collectively, "Losses") assessed, incurred or sustained by or against such indemnified party with respect to or arising out of any action taken or omitted to be taken in connection with the Services or otherwise in connection with this Agreement, except to the extent that (i) any such Losses result from or arise out of any action taken or omitted to be taken not in good faith or not in a manner the Indemnitee reasonably believed to be in or not opposed to the best interests of Panda Global or
(ii) any such Losses result from or arise out of the gross negligence or willful misconduct of the indemnified party.

          (b) In the event of the occurrence of any event which is an indemnifiable event pursuant to this Section 6.1, Panda Global will notify the indemnifying party promptly. If such event involves the claim of any third person not a party hereto and Panda Global confirms in writing its responsibility therefor, Panda Global will have sole control over, and will assume all expenses with respect to, the defense or settlement of such claim; provided, that
(i) Panda International will be entitled, at its expense, to participate in the defense of such claim and to employ counsel at its own expense to assist in the handling of such claim, (ii) Panda Global will obtain the prior written approval of Panda International before entering into any settlement of such claim or ceasing to defend against such claim, if, pursuant to or as a result of such settlement or cessation, injunctive or similar relief would be imposed against Panda Global, and (iii) Panda Global will not be entitled to control (but will be entitled to participate at its own expense in the defense of), and Panda International will be entitled to have sole control over, the defense or settlement of any claim to the extent (and only to the extent) the claim seeks an order, injunction or other equitable relief against Panda International which, if successful, could materially interfere with the business, assets, liabilities, obligations, prospects, financial condition or results of operations of Panda International. If Panda Global does not assume sole control over the defense or settlement of such claim as provided in this
Section 6.1(b), Panda International will have the right to defend and settle the claim in such manner as it may deem appropriate at the cost and expense of Panda Global, and Panda Global will promptly reimburse Panda International therefor in accordance with this Section 6.1.

          (c)  Notwithstanding anything provided in Section
6.1(a) and (b), no Indemnitee shall be entitled to indemnification hereunder to the extent that any Losses otherwise subject to indemnification are covered by insurance.

                         ARTICLE VII

               REPRESENTATIONS AND WARRANTIES

          Section 7.1. Representations and Warranties. Panda International and Panda Global each represents and warrants to the other that (a) it is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation and is in good standing in all other jurisdictions where necessary in light of the business and properties it conducts and owns and intends to conduct and own, and has full power, authority and legal right to incur the obligations provided for in this Agreement; (b) the execution, delivery and performance of this Agreement does not and will not (i) require any consent or approval of its shareholders, (ii) violate any provision of its charter or by-laws, or any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award presently in effect, (iii) result in a breach of or constitute a default under its charter or by-laws or any indenture or loan or credit agreement or other material agreement, lease or instrument to which it is a party or by which it or its properties may be bound or affected, or (iv) result in, or require, the creation or imposition of any mortgage, deed of trust, pledge, lien, security interest or other charge or encumbrance of any nature upon or with respect to any of the properties now owned or hereafter acquired by it; and (c) upon execution and delivery hereof, this Agreement is the legal, valid and binding obligation enforceable against it in accordance with the terms hereof, except as the enforceability hereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other such laws affecting the rights of creditors generally and subject to general equitable principles.

                        ARTICLE VIII

                        MISCELLANEOUS

          Section 8.1. Further Assurances. If either party reasonably determines or is reasonably advised that any further instruments, actions or things are necessary or desirable to carry out the terms of this Agreement, upon the request of such party the other party shall execute and deliver all such instruments, perform all such actions and provide all such things reasonably necessary and proper to carry out the terms of this Agreement.

          Section 8.2.  Entire Agreement.  This Agreement
contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior negotiations and understandings. Neither of the parties shall be bound by or be deemed to have made any representations, warranties or commitments except those contained herein or in the documents delivered pursuant hereto.

          Section 8.3.  Counterparts.  This Agreement may be
executed in any number of counterparts and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute one agreement.

          Section 8.4.  GOVERNING LAW.  THIS AGREEMENT SHALL
BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE
WITH, THE LAW OF THE STATE OF NEW YORK

          Section 8.5.  Assignability.  The terms and
provisions of this Agreement, and the respective rights, obligations and duties hereunder of Panda Global and Panda International are not assignable by either Panda Global or Panda International and any assignment thereof shall be void, except (i) Panda International, without relieving itself of any liability hereunder, may engage agents or subcontractors to provide the services described herein,
(ii) Panda International may assign any and all of its rights to payments made, due or to become due hereunder, and
(iii) Panda Global, without relieving itself of any liability hereunder, may assign its rights and obligations hereunder to any direct or indirect Subsidiary of Panda Global or to any party that provides financing to Panda Global or any direct or indirect Subsidiary of Panda Global.

          Section 8.6. Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement is not made for the benefit of any person or entity not a party hereto, and nothing in this Agreement shall be construed as giving any person or entity, other than the parties hereto and their respective successors and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provision hereof.

          Section 8.7.  Headings.  The headings used in this
Agreement are for convenience only and shall not affect the construction of any of the terms of this Agreement.

          Section 8.8.  Notices.  All notices or other
communications which are required or permitted hereunder shall be in writing and shall be deemed sufficiently given if delivered personally, or by courier, or sent by facsimile or by registered or certified mail, postage prepaid, as follows:

          If to Panda International:
               Panda Energy International, Inc.
               4100 Spring Valley Road
               Suite 1001
               Dallas, Texas  75244
               Facsimile:  (972) 980-6815
               Attention:  General Counsel

          If to Panda Global:
               Panda Global Holdings, Inc.
               4100 Spring Valley Road
               Suite 1001
               Dallas, Texas  75244
               Facsimile:  (972) 980-6815
               Attention:  General Counsel

or to such other person or address as the addressee may have specified in a notice duly given to sender as provided herein. Such notice of communication shall be deemed to have been given as of the date received.

          Section 8.9.  Amendment.  Neither party hereto
shall be bound by any termination, amendment, supplement, waiver or modification of any term hereof unless such party shall have consented thereto in writing.

          Section 8.10.  No Implied Waiver.  No delay or
failure on the part of any party in exercising any right, remedy, power or privilege provided herein or by statute or at law or in equity shall operate as a waiver thereof, and no partial or single exercise thereof shall preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

          IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed on its behalf on the date first above written.

                          PANDA ENERGY INTERNATIONAL, INC.

                          By
                            Name:
                            Title:


                          PANDA GLOBAL HOLDINGS, INC.

                          By
                            Name:
                            Title: